QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Beazer Homes USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342

***

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

        Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. ("Beazer") will be held at 2:00 p.m. on Tuesday, February 11, 2003 at Beazer's offices at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342 for the following purposes:

  1)
  to elect eight members to the Board of Directors;

  2)
  to consider and act upon a proposal to approve the Amended and Restated Value Created Incentive Plan; and

  3)
  to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on December 13, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of Beazer's annual report to stockholders is being mailed to you together with this notice.

        We encourage you to take part in the affairs of Beazer either in person or by executing and returning the enclosed proxy.

                      By Order of the Board of Directors,

                      BRIAN C. BEAZER
                       Non-Executive Chairman of the Board

Dated: December 20, 2002

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

BEAZER HOMES USA, INC.
5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342

PROXY STATEMENT

Purpose

        This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation ("Beazer" or the "Company"), for use at the annual meeting of stockholders of Beazer to be held on February 11, 2003 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 13, 2002 are entitled to notice of and to vote at the annual meeting. On December 13, 2002, we had outstanding 12,904,597 shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended September 30, 2002), commencing on or about December 23, 2002.

Voting Instructions

        General—Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, the signed proxy will be voted

(i)
for the election of the eight nominees for the Board of Directors named in this Proxy Statement;
(ii)
for approval of the Amended and Restated Value Created Incentive Plan; and
(iii)
in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

        Signature Requirements—If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer's full title should be given.

        Revocation—A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to the Secretary of Beazer (David S. Weiss) or Transfer Agent (American Stock Transfer & Trust Company) either a written revocation or a proxy bearing a later date prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote the shares represented by such proxy in person.

        Quorum: Vote Required—The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate that the stockholders withhold authority or want to abstain on particular proposals will be treated as being present for the purpose of determining the presence of a quorum and the number of votes cast with respect to each proposal, but will not be voted with regard to those proposals as to which authority is withheld or the stockholder abstains. If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote certain shares (a "broker non-vote"). Broker non-votes will be considered present for purposes of a quorum, but will not be voted with regard to or treated as present with respect to those proposals.

        The holders of common stock will be entitled to one vote for each share they hold. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present at the meeting is required for approval of the Amended and Restated Value Created Inventive Plan. The nominees for director receiving a plurality of the votes cast will be elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. Broker non-votes will have no effect on either proposal to be considered at the annual meeting. Abstentions and other withheld authority will have the effect of a vote against the Amended and Restated Value Created Incentive Plan but will have no effect on the election of directors.

        The New York Stock Exchange ("NYSE") has proposed new regulations that would prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. This new rule may become effective before the meeting, in which case, for shares held through a broker or other nominee who is a NYSE member organization, your shares will only be voted in favor of the Amended and Restated Value Created Incentive Plan if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Expenses of Solicitation

        Expenses incurred in connection with the solicitation of proxies will be paid by Beazer. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Beazer may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, Beazer has engaged Morrow & Co., Inc. to assist in the solicitation of proxies. Beazer anticipates that the costs associated with this engagement will be approximately $10,000 plus costs and expenses incurred by Morrow & Co. Beazer will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

        The following table sets forth information as of December 13, 2002 with respect to the beneficial ownership of Beazer's common stock by all persons known by us to beneficially own more than 5% of our common stock. In order to provide the most timely information available regarding principal stockholders, we included ownership information as provided in the most recently available Form 13F or Form 13G filed by each respective holder.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	1,749,097(1)	13.55%

(1)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (February 13, 2002), however, Fidelity Management & Research Company had sole voting power on 7.8% (99,320 shares) and sole dispositive power on 100% of its then beneficially owned shares (1,268,050 shares).

MATTERS TO BE CONSIDERED

General

        Our by-laws provide that the affirmative vote of a plurality of the shares of our voting stock is required to approve the election of directors. For other matters presented for stockholder approval, our by-laws require the affirmative vote of a majority of the shares present or represented at the meeting, unless some other percentage is required by law or by the certificate of incorporation. Please refer to page 1 of this proxy statement for voting instructions.

        Following is a discussion of the matters to be presented for stockholder approval at the annual meeting.

1.    ELECTION OF DIRECTORS

General

        Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2003 and until their respective successors have qualified and are elected. Each of the following nominees, except Mr. Zelnak, is presently serving as a director of Beazer. Thomas B. Howard, Jr. will retire effective at the upcoming annual meeting and, accordingly, will not stand for re-election. Mr. George W. Mefferd, a former director of the Company, retired from the Board effective at the annual meeting in April 2002. We wish to express our thanks to Messrs. Howard and Mefferd for their valuable service to the Company. In the event any nominee should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Recommendation

        We recommend that you vote your shares to elect the following nominees. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

        The information appearing below with respect to each nominee has been furnished to Beazer by the nominee.

        Laurent Alpert, 56, has served as a director since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a Director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

        Brian C. Beazer, 67, is the Non-Executive Chairman of Beazer's Board of Directors and has served as a director of Beazer since its initial public offering (the "IPO") in 1994. Mr. Beazer began work in the construction industry in the late 1950s. He served as Chief Executive Officer of Beazer PLC, a company organized under the laws of the United Kingdom, or its predecessors, from 1968 to 1991, and Chairman of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real-estate, and became an international group with annual revenue of approximately $3.4 billion, employing 28,000 people at December 1991. Mr. Beazer was educated at Cathedral School, Wells, Somerset, England. Mr. Beazer is also a director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Technologies Singapore Pte. Ltd., FSM Europe B.V., Electronic Convergence Technology Ltd., United Pacific Industries Limited, U.S. Industries, Inc. and Numerex Corp., and is a private investor.

        Ian J. McCarthy, 49, is the President and Chief Executive Officer of Beazer and has served as a director of Beazer since the IPO. Mr. McCarthy has served as President of predecessors of Beazer since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand by Beazer PLC, becoming a director of Beazer Far East, and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as Chairman of HomeAid America's National Advisory Board.

        David E. (Ned) Mundell, 70, has served as a director of Beazer since the IPO. Mr. Mundell is currently an advisor and Director of ORIX USA Corporation, a financial services company, and served as Chairman of ORIX from 1991 to 1999. During the period from 1959 to 1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. Mr. Mundell attended the Royal Military College of Canada, McGill University and Harvard Business School. Mr. Mundell is also a Director of Stockton Holdings Limited.

        Maureen E. O'Connell, 40, was appointed a director of Beazer in May 2002. In September 2002, Ms. O'Connell joined Gartner, Inc. as its Executive Vice President, Chief Financial and Chief Administrative Officer. Prior to joining Gartner, Ms. O'Connell was the Chief Financial Officer of Barnes & Noble, Inc. since 2000. She also held similar positions at Publishers Clearing House from 1998 to 2000, BMG Direct from 1997 to 1998 and Primedia, Inc. from 1990 to 1997. Ms. O'Connell was also employed by Equitable Financial Companies from 1988 to 1990 and Coopers and Lybrand (now PricewaterhouseCoopers) from 1985 to 1988. Ms. O'Connell received her undergraduate degree in Accounting and Economics at the New York University Stern School of Business and is a Certified Public Accountant.

        Larry T. Solari, 60, has served as a director of Beazer since the IPO. From 1998 to 2001, Mr. Solari was the Chairman and CEO of BSI Holdings, Inc. in Carmel, California. Mr. Solari was the Chairman and CEO of Sequentia, Inc. from 1996 to 1997 and President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was the President of the Construction Products Group of Owens-Corning Fiberglas from 1986 to 1994. Mr. Solari held various other positions with Owens-Corning Fiberglas since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University's Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Therma-Tru, Inc., Aneco Inc., Listman Homes Technologies and Performance Contracting Group. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

        David S. Weiss, 42, is the Executive Vice President and Chief Financial Officer of Beazer and has served as a director of Beazer since the IPO. Mr. Weiss served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC, for the period from February 1993 to March 1994. Mr. Weiss was Manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit Manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

        Stephen P. Zelnak, Jr., 57, has served as President and Chief Executive Officer of Martin Marietta Materials, Inc. since 1993, and previously served as the President of Martin Marietta Corporation's Materials Group and of Martin Marietta Corporation's Aggregates Division. Mr. Zelnak also served as a Vice President of Martin Marietta Corporation from 1989 until 1994. Mr. Zelnak joined Martin Marietta Corporation in 1981. Mr. Zelnak received a bachelors degree from Georgia Institute of Technology and masters degrees in Administrative Science and Business Administration from the University of Alabama system. Mr. Zelnak has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Board of Directors Committees and Meetings

        For fiscal year 2002 our Board of Directors had three committees—the Audit Committee, the Nominating Committee and the Compensation Committee, and one subcommittee of the Compensation Committee—the Stock Option and Incentive Committee. Commencing October 1, 2002, the Nominating Committee has been redesignated as the Nominating/Corporate Governance Committee and the Stock Option and Incentive Committee has been combined with and merged into the Compensation Committee. In fiscal 2002 the Board of Directors had four quarterly meetings and six special meetings, and each meeting was attended in full, except that Mr. Mundell did not attend two of the special meetings. Membership in the committees and subcommittees during fiscal 2002 and for fiscal 2003 is as follows:

COMMITTEE MEMBERSHIP
Fiscal Year 2002

Audit Committee	Nominating Committee	Compensation Committee	Stock Option & Incentive Committee
David E. (Ned) Mundell(1)	Brian C. Beazer(1)	Brian C. Beazer(1)	Larry T. Solari(1)
Laurent Alpert(2)	Laurent Alpert(2)	Thomas B. Howard, Jr.	Thomas B. Howard, Jr.
Thomas B. Howard, Jr.	David E. (Ned) Mundell	Larry T. Solari
Maureen E. O'Connell(3)	George W. Mefferd(4)
George W. Mefferd(4)	Ian J. McCarthy(6)
Larry T. Solari(5)	Larry T. Solari(5)

COMMITTEE MEMBERSHIP
Fiscal Year 2003 (Effective 10/1/02)

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
David E. (Ned) Mundell(1)	Larry T. Solari(1)	Laurent Alpert(1)
Laurent Alpert	Thomas B. Howard, Jr.(7)	David E. (Ned) Mundell
Thomas B. Howard, Jr.(7)	Maureen E. O'Connell	Larry T. Solari
Maureen E. O'Connell

(1)
Committee Chairman.
(2)
Mr. Alpert was appointed as a director and a member of the Audit Committee by action of the Board of Directors on February 5, 2002 and was subsequently elected by the stockholders at the annual meeting in April 2002. On August 13, 2002, Mr. Alpert was also appointed to the Nominating Committee.
(3)
Ms. O'Connell was appointed as a director and a member of the Audit Committee by action of the Board of Directors effective May 5, 2002.
(4)
Mr. Mefferd retired from the Board of Directors and from all committees effective at the annual meeting in April 2002.
(5)
Mr. Solari rotated off of the Audit Committee and joined the Nominating Committee effective December 5, 2001.
(6)
Mr. McCarthy resigned from the Nominating Committee effective May 5, 2002.
(7)
Mr. Howard is retiring effective with the annual meeting in February 2003.

•
The primary function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility relating to corporate accounting and auditing, reporting practices of Beazer, the quality and integrity of the financial reports of Beazer, and our internal controls regarding finance, accounting, legal compliance, risk management and ethics that management and the Board have established. In fulfilling these functions, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee also engages and sets compensation for the Company's independent auditors. This committee met eleven times during fiscal year 2002 and each meeting was attended in full, with the exception of Mr. Mundell who missed one meeting and Mr. Howard who missed one meeting.

•
The Nominating Committee makes recommendations concerning the appropriate size and needs of the Board, including the annual nomination and screening of directors and nominees for new directors. The Nominating Committee also reviews and makes recommendations concerning corporate governance and other policies related to the Board and evaluates the Board's performance. This committee met five times during fiscal year 2002 and the meetings were attended in full.

•
The Compensation Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of Beazer. More specifically, the

    Committee administers cash-based compensation programs for all Management Committee members, which includes all of the executive officers named in the Summary Compensation Table (the "Named Executives"). The committee met two times during fiscal year 2002 and the meetings were attended in full.

  •
  The Stock Option and Incentive Committee administered Beazer's Amended and Restated 1999 Stock Incentive Plan, the Amended and Restated 1994 Stock Incentive Plan as well as any other bonus or incentive compensation plans including the current Value Created Incentive Plan. The Committee also reviewed and recommended approval of the Amended and Restated Value Created Incentive Plan. This committee met four times during fiscal year 2002 and each meeting was attended in full.

Corporate Governance Enhancements

        For fiscal 2003, the Board of Directors has adopted a number of measures designed to comply with requirements of the Sarbanes-Oxley Act and final rules of the Securities and Exchange Commission (the "SEC") interpreting and implementing the Sarbanes-Oxley Act, as well as in anticipation of additional requirements reflected in proposed SEC rules and listing standards of the NYSE relating to corporate governance matters. Among the significant measures implemented by the Board are the following:

Director Independence

        Proposed listing standards relating to corporate governance promulgated by the NYSE would, when declared effective, require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act requires and the proposed NYSE standards will require that the Audit Committee be comprised solely of independent directors. The proposed NYSE standards would further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. On the basis of information solicited from each director, and upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has determined that five of its eight current directors have no material relationship with Beazer other than their relationship as members of the Board and are independent within the meaning of the Sarbanes-Oxley Act and the NYSE proposed standards. Based on the foregoing, the Board of Directors of Beazer had a majority of independent directors for fiscal year 2002 and it is expected that the majority of directors in fiscal 2003 will be independent as well. Accordingly, Beazer was in fiscal 2002, and continues to be, in compliance with the anticipated requirements for Board independence. Those directors determined to be independent are Messrs. Alpert, Howard, Mundell and Solari, and Ms. O'Connell. Mr. Zelnak, who is standing for election, will also qualify as independent.

Regularly Scheduled Executive Sessions of Non-management Directors

        In accordance with the proposed NYSE standards, effective October 1, 2002, the Board of Directors adopted a policy of scheduling an executive session of non-management directors as a part of every regularly scheduled quarterly meeting of the Board of Directors. This provision is included in the Corporate Governance Guidelines adopted by the Board, which are posted and available for viewing in the Investor Relations section of the Beazer web site at www.beazer.com.

Committee Composition

        Effective October 1, 2002, the Board of Directors: (i) expanded the role of the Nominating Committee and redesignated it as the Nominating/Corporate Governance Committee, (ii) adjusted the membership of the Audit, Compensation and Nominating/Corporate Governance Committees, so that each committee is composed solely of independent directors, and (iii) combined and merged the Stock Option and Incentives Committee into the Compensation Committee. The committee membership effective with these changes is set forth above.

Committee Charters

        Effective October 1, 2002, the Board of Directors adopted revised written charters for the Audit, Compensation and Nominating/Corporate Governance Committees that are designed to comply with the requirements of the NYSE proposed standards and applicable provisions of the Sarbanes-Oxley Act. Each of those charters has been posted and is available for public viewing in the Investor Relations section of the Beazer web site at www.beazer.com. The amended and restated Audit Committee Charter is also attached hereto as Appendix A.

Corporate Governance Guidelines

        Upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors adopted a set of corporate governance guidelines at a special meeting on December 19, 2002. Those guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluations of the Board. Beazer's corporate governance guidelines are posted and available for public viewing in the Investor Relations section of the Beazer web site at www.beazer.com.

Code of Business Conduct and Ethics

        On December 19, 2002, the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. This Code of Conduct has been designed to comply with the requirement for a code of business conduct and ethics under the proposed NYSE standards. In addition, the Code of Conduct constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act. This Code of Conduct is posted and available for public viewing in the Investor Relations section of the Beazer web site at www.beazer.com. Employees of Beazer are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to the posted Code of Conduct, and in the case of any inconsistency between the two, employees are expected to comply with the more restrictive standard.

Director Compensation

        Non-employee Directors (excluding Brian C. Beazer):    Non-employee directors other than Mr. Beazer receive annual compensation of $25,000 (increased to $30,000 for fiscal 2003) for services to Beazer as members of the Board of Directors and, in addition thereto, receive $1,250 for each meeting or teleconference of the Board of Directors or any of its committees. In addition, for fiscal 2002, the Chairman of the Audit Committee received a separate fee of $2,500 relating to his role as

Chairman. For fiscal 2003, the Audit Committee Chairman's fee is increased to $5,000 and there is a fee for each of the Chairs of the Compensation and Nominating/Corporate Governance Committees of $3,000. Directors may elect to defer receipt of up to 50% of their annual compensation under Beazer's Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest over three years. The number of units received is determined based on a 20% discount from the actual closing stock price of Beazer's common stock on the last day of the fiscal year. Pursuant to Beazer's Non-Employee Director Stock Option Plan, each director receives a grant of 10,000 options to acquire common stock of Beazer in connection with each director's initial election to the Board. In addition, during fiscal 2002 the Board granted each of Messrs. Howard, Mundell and Solari 2,000 stock options pursuant to the Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof. Other than described above, no director otherwise receives any compensation from Beazer for services rendered as a director.

        Brian C. Beazer:    For fiscal year 2002, we paid our Non-Executive Chairman of the Board $200,000 for services rendered. The Compensation Committee of the Board (excluding Mr. Beazer) recommended and we have agreed to pay Mr. Beazer $212,500 for his services for Fiscal Year 2003. Mr. Beazer may elect to defer receipt of up to 50% of his compensation (in an amount equal to the annual compensation fee paid to the other directors) under Beazer's Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest over three years. The number of units received is determined based on a 20% discount from the actual closing stock price of Beazer's common stock on the last day of the fiscal year. Pursuant to our Non-Employee Director Stock Option Plan, Mr. Beazer received a grant of 10,000 options to acquire common stock of Beazer in connection with his initial election to the Board. In addition, the Board has periodically granted Mr. Beazer stock options pursuant to the Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan in the period subsequent to his initial election to the Board. Mr. Beazer was granted 10,547 stock options during fiscal 2002. In addition, the Company has agreed to pay, in incentive compensation, an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of Beazer's common stock, the total return to Beazer's stockholders relative to a selected peer group and his personal commitments to Beazer. Mr. Beazer received incentive compensation of $100,000 for fiscal year 2002.

Vote Required

        The affirmative vote of a plurality of the shares of our common stock present or represented by proxies and entitled to vote on the matter at the annual meeting will be required for the election of each director nominee.

2.    APPROVAL OF THE AMENDED AND RESTATED VALUE CREATED INCENTIVE PLAN

Introduction

        At the meeting, Beazer stockholders will be asked to approve the Amended and Restated Value Created Incentive Plan (the "Amended VCIP") to replace the Company's current Value Created Incentive Plan (the "Current VCIP"). The Company is seeking such approval to preserve the full deductibility for federal income tax purposes of amounts paid by Beazer under the Amended VCIP, as further discussed below. No additional shares of Beazer stock are required to be reserved for issuance under the Amended VCIP.

        The Current VCIP includes the following key provisions:

  1.
  Measurement of performance based on Value Created, a variation of economic value added, which measures the extent to which the Company and its operating divisions exceed their cost of capital,

  2.
  Cash bonus awards equal to a pre-determined percentage of Value Created and the same percentage of Incremental Value Created (the annual change in Value Created),

  3.
  The same percentages of Value Created and Incremental Value Created as awarded in cash are also credited into a bank, which is carried forward each year with one-third paid out annually and which is always at risk based on future performance,

  4.
  Annual limits to total incentive compensation payments based upon a predetermined multiple of salary with any excess being placed in the bank.

        Most of the key provisions of the Current VCIP are retained in the Amended VCIP. The principal objectives of the amendments to the Current VCIP contained in the Amended VCIP are to:

  1.
  Make the achievement of cash payments under the plan more challenging by lowering the marginal percentages of Value Created awarded as the Company and its divisions grow, while increasing the maximum potential payments to provide incentive for such growth,

  2.
  Provide greater incentive for continued profitable growth by keeping the percentage of Incremental Value Created awarded constant regardless of level of Value Created, and

  3.
  Limit the amount of the bank that a participant can build up under the plan, so that future bonus payments are more sensitive to future performance, less related to past performance and likely to decrease without improved performance.

        Both the Current VCIP and the Amended VCIP provide incentive compensation opportunities for superior performance based upon earnings in excess of cost of capital, a gauge that Beazer believes is consistent with its stockholders' objectives.

        As detailed below, incentive compensation for Ian J. McCarthy, Beazer's Chief Executive Officer, for fiscal 2003 would be lower under the Amended VCIP by approximately $827,444 relative to the Current VCIP assuming Beazer's performance, measured in Value Created, remains the same as fiscal 2002 with no increase in Value Created. This reflects (i) the reduced percentage of Value Created awarded, (ii) the increased emphasis on Incremental Value Created, and (iii) the elimination of his excess bank upon adoption of the Amended VCIP.

Recommendation

        We recommend that you vote your shares in favor of the Amended and Restated Value Created Incentive Plan. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Summary of Amended VCIP and Comparison to Current VCIP

        The following summary of the Amended VCIP is qualified in its entirety by reference to the full text of the plan, attached hereto as Appendix B.

        Beazer measures its financial performance based upon Value Created, which is defined as earnings before interest and taxes ("EBIT") minus a capital charge. The capital charge is equal to the total capital employed multiplied by an estimate of Beazer's weighted average pre-tax cost of capital ("WACC"). The calculation of Value Created is represented below:

        Value Created = EBIT - (capital employed × WACC)

        Beazer currently uses 14% as its WACC.

        Beazer will award incentive compensation to its corporate executives and key divisional operating managers under the Amended VCIP based upon the overall company performance (in the case of corporate executives) or operating division performance (in the case of divisional managers) measured in terms of Value Created. The key provisions in determining awards under the Amended VCIP are as follows:

  1.
  Percent of Value Created Paid in Cash—Value Created, if positive, is multiplied by a predetermined percentage to determine a component of the cash incentive compensation payment. This percentage is determined on a graduated scale which decreases as Value Created increases. For instance, for Value Created of up to $5 million, Mr. McCarthy's percentage is 2.5%, for the next $5 million it is 1.5%, for the next $10 million it is 1.0%, for the next $40 million it is 0.5% and for all Value Created over $60 million it is 0.25%. Under the Current VCIP, the percentage is fixed for all levels of Value Created and for Mr. McCarthy is currently 3.0%.

  2.
  Percent of Incremental Value Created Paid in Cash—Incremental Value Created, if positive, is multiplied by a predetermined percentage to determine a component of the cash incentive compensation payment. This percentage is fixed regardless of the level of Value Created and for Mr. McCarthy will be 2.5%. Under the Current VCIP, the percentage of Incremental Value Created is fixed for all levels of Value Created and for Mr. McCarthy is currently 3.0%.

  3.
  Banks—Each year, the percentages of Value Created and Incremental Value Created described above are also applied to Value Created and Incremental Value Created, respectively, whether positive or negative, and the resulting amounts are put into the participant's bank. If the amounts are negative, the banks are reduced. At the end of each year, one-third of the amount held in the bank, if positive, is paid in cash to the participant. If negative, one-third of the bank balance may reduce or eliminate the cash payment for that year. The remaining bank amount, positive or negative, is carried forward to future years. The bank is always at risk, is never vested, and is lost if the participant's employment with Beazer terminates for any reason. These aspects of the bank are the same under the Amended VCIP and the Current VCIP.

  4.
  Cash Payment Limit—The total cash payable based on the calculations described above is subject to a limit based on a predetermined multiple of each participant's salary. Under the Amended VCIP, such multiple increases as Value Created increases. For Mr. McCarthy, such multiple ranges from 1.5 times his salary for Value Created of $5 million or less to 3.5 times his salary for Value Created of $60 million or more. Under the Current VCIP, total cash incentive compensation is similarly limited to a predetermined multiple of salary, however such multiple is fixed regardless of level of Value Created and for Mr. McCarthy is currently 3.0 times his salary. Under both the Amended and the Current VCIP, potential cash payments exceeding a participant's limit are put into the bank.

  5.
  Bank Limit—Under the Amended VCIP, the amount held in the bank at the end of any year will be limited to an amount equal to the annual cash payment limit for that year, determined as described in 4 above. Under the Current VCIP there is no limit on the amount held in the bank.

  6.
  Award of Excess Bank at Discount—The excess of the bank over the limit described above will be reduced by 75%, with the remaining 25% awarded to the participant in shares of restricted stock (subject to the availability of restricted stock under the Company's stockholder approved stock compensation plan) or deferred compensation. The remaining 75% will be forfeited. Such restricted stock or deferred compensation vests after three years. The Current VCIP contains no provisions for award of restricted stock or deferred compensation related to the bank, as there is no limit to the bank balance.

    If the Amended VCIP is approved by the stockholders, the ending bank balances existing under the Current VCIP will be reduced if above the limit, with 25% of the excess similarly awarded in restricted stock. The ending bank under the Current VCIP will be carried forward as the opening bank balance for the Amended VCIP, subject to adjustment based on the new bank limits. To the extent any participant's bank exceeds the applicable bank limit, the excess amount will be forfeited, provided that 25% of such excess amount will be awarded in shares of restricted stock as described above. For example, Mr. McCarthy's ending bank under the Current VCIP at September 30, 2002 of $12.6 million will be reduced by $10.5 million, with $2.7 million of the excess in his bank awarded to him in shares of restricted stock and $7.8 million of such excess being forfeited. The remaining $2.1 million bank ($12.6 million minus $10.5 million) will be carried forward as his opening bank balance in the Amended VCIP.

  7.
  Portion of Ending Bank Awarded in Deferred Compensation—At the end of each year, 10% of the ending bank balance, after any reduction for excess over the limit, is awarded in deferred compensation which vests in three years. The Current VCIP contains no such provision for deferred compensation awards from the bank.

  8.
  Customer Plan—Each year the total cash payment under both the Amended VCIP and the Current VCIP may be increased or decreased by up to 10% based upon certain predetermined overall scores on customer satisfaction (more fully described below under "Customer Plan"). Such adjustment may increase the total cash payment over the limit described in 4 above.

  9.
  Limit on Total Awards—There is an absolute limit of $5.5 million on total cash, restricted stock and deferred compensation awarded and/or paid to any one participant in any year under the Amended VCIP. The Current VCIP provides for a per participant limit of $2.5 million on cash incentive compensation.

        Restricted stock awarded under the Amended VCIP will be awarded pursuant to the terms of the Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan, approved by Beazer stockholders in April 2002. No additional shares of Beazer stock are required to be reserved for issuance under the plan to cover awards related to the Amended VCIP. Amounts awarded as deferred compensation under the Amended VCIP will be awarded pursuant to the terms of one or more deferred compensation plans otherwise maintained by Beazer.

        Since payments under the Amended VCIP are made based on Value Created and Incremental Value Created in the applicable year, amounts to be allocated under the Amended VCIP cannot be determined at this time.

Impact of Amended VCIP on Incentive Compensation of CEO

        For fiscal 2002, had the Amended VCIP been in place at the beginning of the fiscal year, Mr. McCarthy would have received a cash bonus of $2,450,000 and deferred compensation of approximately $239,922. This compares to his actual cash award under the Current VCIP of $2,100,000, which is his current annual limit of cash compensation under the plan, for a difference of $589,922 in total incentive compensation. The calculated amount of Mr. McCarthy's potential bonus, before considering the annual cash payment limitation, would have been $2,532,810 under the Amended VCIP, compared to $7,470,910 under the Current VCIP. In both cases, the amount over his annual cash payment limitation would go into his ending bank. His ending bank under the Amended VCIP would have been $2,159,294, compared to his actual bank under the Current VCIP of $12,568,580.

        For fiscal 2003, if the Company's Value Created were to remain constant relative to fiscal 2002, under the proposed Amended VCIP Mr. McCarthy would receive a cash bonus of $1,492,910 and deferred compensation of $179,646, compared to a cash award of $2,500,000 under the Current VCIP, resulting in a reduction of $827,444 in total incentive compensation.

        As a result of the impact of payments from his bank Mr. McCarthy's cash compensation under the Current VCIP would remain constant, at his annual maximum cash payment, if the Company's Value Created decreased by as much as 50% in 2003, whereas incentive compensation would decrease significantly at this level of performance under the Amended VCIP.

History of the Current VCIP

        In fiscal year 1997, Beazer began compensating certain corporate executives under a predecessor to the Current VCIP. In fiscal 1998, this initial plan was extended to other members of both corporate and operating management. The Current VCIP was presented to and approved by Beazer's stockholders at Beazer's annual meeting of stockholders held on February 4, 1999.

        The Current VCIP was supplemented in November 2000 when the Beazer Board of Directors approved the Customer Plan. The stockholders ratified the Customer Plan in April 2002. Also, in April 2002, stockholders approved an amendment to the Current VCIP to increase the per participant limit on cash incentive compensation to $2.5 million.

Customer Plan

        The Customer Plan was adopted as a component of the Current VCIP in order to provide additional incentives based on certain business criteria. Under the Customer Plan, a participant in the

Current VCIP can receive an additional annual incentive payment of up to 10% of the participant's annual cash payment, based upon reaching or exceeding certain pre-established overall scores in three areas on Beazer's customer satisfaction surveys, which are conducted by an independent third party company. We have also established minimum standards for the three key measures, and should the business unit not meet these minimum standards, the participant's annual cash incentive payment is reduced by up to 10%. Adjustments to cash payments under the Customer Plan do not affect a participant's bank under the Amended VCIP. The maintenance of the Customer Plan, including the setting of minimum and target goals, is overseen by the Compensation Committee of the Board of Directors.

        The application of the Customer Plan to adjust cash awards will be the same under the Amended VCIP as under the Current VCIP.

Administration of the Amended VCIP

        The Amended VCIP will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee intends to review the Amended VCIP for potential changes at least every three years and reserves the right to amend it for any fiscal year prior to the commencement of such fiscal year.

Tax Deductibility of Awards Under the Amended VCIP as Performance-Based Compensation Plan

        Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (the "Code"), generally provide that corporate deductions will be disallowed for annual compensation in excess of $1,000,000 paid to certain executive officers subject to certain exceptions and exclusions. The Compensation Committee's policy is to design and administer Beazer's executive compensation program to minimize any loss of tax deductibility, while at the same time ensuring that Beazer's compensation program remains competitive. Beazer's incentive plans, including the Amended VCIP, are intended to qualify payments under the plans as "performance-based compensation", which is not subject to the $1,000,000 cap on deductibility.

        If the Amended VCIP is approved and if restricted shares are issued to any current participant with respect to the amount of the Current VCIP bank balance that exceeds the bank limit to be imposed (see item 6, Summary of Amended VCIP and Comparison to Current VCIP), such award will not qualify as "performance based compensation" and will therefore be subject to the $1,000,000 limitation on deductibility with respect to certain executive officers such as the chief executive officer.

Certain Federal Income Tax Consequences

        The following is a summary of the material federal income tax consequences generally applicable to awards under the Amended VCIP. This summary does not discuss all of the tax consequences that may be relevant to a participant in light of their particular circumstances. Participants should consult their own tax advisor as to the particular tax consequences of the awards that may be payable under the Amended VCIP.

        With respect to an award that is payable in cash and not subject to substantial risk of forfeiture, the participant must recognize the amount of such cash award as ordinary income, and Beazer will be entitled to a tax deduction for the same amount subject to the rules of deductibility under Section 162(m) of the Code. With respect to a cash award that is made as deferred compensation, the participant must recognize the amount of such deferred compensation as ordinary income at the time it is not subject to substantial risk of forfeiture (generally, when it is paid), and Beazer will be entitled at that time to a tax deduction for the same amount subject to the rules of deductibility under Section 162(m) of the Code.

        With respect to an award that is payable in shares of common stock that are restricted as to transferability and subject to substantial risk of forfeiture, such as shares of restricted stock, unless a special election is made pursuant to Section 83(b) of the Code, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value of the shares received, determined as of the first time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, over (2) the amount, if any, paid for such shares of common stock by the holder. Beazer will be entitled at that time to a tax deduction for the same amount subject to the rules of deductibility under Section 162(m) of the Code. If an election under Section 83(b) of the Code is made, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value on the date of grant of the award over (2) the amount, if any, paid for such shares of common stock by the holder. In that case, Beazer will entitled to a tax deduction for the same amount for the taxable year of the grant subject to the rules of deductibility under Section 162(m) of the Code. If shares are later disposed of by the holder, any further gain will generally be treated as short term or long term capital gain by the holder, depending on the holding period.

Vote Required

        The affirmative vote of a majority of the shares of Beazer's common stock present or represented by proxies and entitled to vote on the matter at the annual meeting will be necessary for approval of the Amended VCIP. Should the Amended VCIP not be approved by the stockholders, the Current VCIP, which was previously approved by the stockholders, will remain in effect.

REPORT OF THE AUDIT COMMITTEE

        For fiscal 2002, the Audit Committee operated under a written charter adopted by the Board of Directors. The Board of Directors has recently adopted a revised written charter designed to comply with the requirements of the Sarbanes-Oxley Act and proposed governance rules of the NYSE. Each member of the Audit Committee is independent in the judgment of our Board of Directors and as required by the listing standards of the NYSE.

        Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

        The Audit Committee reviewed and discussed with Beazer's management the audited financial statements of Beazer for the fiscal year ended September 30, 2002. The Audit Committee has discussed with its independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received a letter from Deloitte & Touche LLP required by Independence Standards Board Statement No. 1 (Independence Discussion with Audit Committees) and discussed with Deloitte & Touche LLP their independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

        The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent auditor's independence and has concluded that the provision of these services does not compromise such independence.

                      David E. (Ned) Mundell
                      Laurent Alpert
                      Thomas B. Howard, Jr.
                      Maureen E. O'Connell

                      The Members of the Committee

PRINCIPAL ACCOUNTING FIRM FEES

        Aggregate fees billed to Beazer for the fiscal year ended September 30, 2002 by our principal accounting firm, Deloitte & Touche LLP, are as follows:

        Audit Fees:    The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of our annual financial statements and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal 2002 year were approximately $318,000.

        Financial Information Systems Design and Implementation Fees:    There were no professional services rendered by Deloitte & Touche LLP in the 2002 fiscal year relating to financial information systems design and implementation.

        All Other Fees:    The aggregate fees for all other services rendered by Deloitte & Touche LLP in the 2002 fiscal year was approximately $922,000 and includes the following:

          Attestation Fees. Beazer paid aggregate fees of approximately $576,000 for attestation services rendered by Deloitte & Touche LLP for matters principally including comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans and separate financial statements of our mortgage and insurance subsidiaries, due diligence pertaining to acquisitions and consultation on accounting standards or transactions.

          Other Fees. The aggregate fees for all other services, primarily related to tax planning and compliance, rendered by Deloitte & Touche LLP in the 2002 fiscal year were approximately $346,000.

INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending September 30, 2003. Deloitte & Touche LLP has served as independent auditors for Beazer since our fiscal year ended September 30, 1996. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of December 13, 2002 with respect to the beneficial ownership of our common stock by individual directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent of Outstanding
Laurent Alpert Director	1,000	*
Brian C. Beazer Non-Executive Chairman of the Board of Directors	84,263	*
Thomas B. Howard, Jr. Director	19,205	*
Ian J. McCarthy President, Chief Executive Officer and Director	379,753	2.89%
David E. (Ned) Mundell Director	11,705	*
Maureen E. O'Connell Director	—	*
Larry T. Solari(2) Director	10,205	*
David S. Weiss Executive Vice President, Chief Financial Officer and Director	127,276	*
Michael H. Furlow Executive Vice President and Chief Operating Officer	78,201	*
Michael T. Rand Senior Vice President, Corporate Controller	11,492	*
John Skelton Senior Vice President of Forward Planning	51,637	*
Stephen P. Zelnak, Jr. Director Nominee	—	*
Directors and Executive Officers as a Group (13 persons)	781,774	5.84%

*
Less than 1%

(1)
The number of shares for Messrs. McCarthy, Weiss, Furlow and Rand includes 24,608, 7,383, 13,108, and 1,524 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan. Such shares of restricted stock will vest unconditionally in April 2009 but may vest earlier based on certain performance criteria. See footnote 3 to "Summary Compensation Table" below. The number of shares for Messrs. McCarthy, Weiss, Furlow, Rand and Skelton does not include the right to receive 33,161, 12,271, 21,900, 2,225 and 3,432 shares, respectively, of common stock, currently represented by restricted stock units, which each of Messrs. McCarthy, Weiss, Furlow, Skelton and Rand is entitled to receive three years from the award date in lieu of a portion of their respective fiscal year 2000, 2001 and 2002 cash bonuses (when applicable). See footnote 1 to "Summary Compensation Table" below. The number of shares for Messrs. McCarthy, Weiss, Furlow, Rand and Skelton includes 1,445, 946, 1,290, 427 and 1,356 shares of the Company's common stock, respectively, held through the Company's 401(k) Savings Plan. The number of shares for Messrs. Beazer, Howard, McCarthy, Mundell, Solari, Weiss, Furlow, Rand and Skelton includes 62,282, 2,705, 257,427, 8,705, 8,705, 73,282, 33,803, 5,409 and 36,250 stock options, respectively, which were fully vested and exerciseable at, or will vest within 60 days of, December 13, 2002.

(2)
Includes 500 shares of Beazer's common stock owned by Ms. Deidre Solari, Mr. Solari's spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2002 were timely filed by all persons known by us to be required to file such reports with respect to our securities.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of September 30, 2002 with respect to our shares of common stock that may be issued under our existing equity compensation plans, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,070,880	$28.37	598,758

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        In fiscal year 2002, the Compensation Committee of the Board (the "Committee") consisted of Messrs. Beazer, Howard and Solari, none of whom is employed by the Company. Mr. Beazer is the Non-Executive Chairman of the Company and was the Chairman of the Committee during fiscal 2002. The Stock Option and Incentive Committee, a subcommittee of the Committee, in fiscal year 2002 consisted of Messrs. Howard and Solari. The Stock Option and Incentive Committee was appointed to administer our Amended and Restated 1999 Stock Incentive Plan, Amended and Restated 1994 Stock Incentive Plan and the 1999 Value Created Incentive Plan, as well as any other bonus or incentive compensation plans. The Stock Option and Incentive Committee also recommended the Non-Executive Chairman's compensation arrangement to the Company.

        Effective October 1, 2002: (i) the Stock Option and Incentive Committee has been combined with and merged into the Committee; (ii) the Board of Directors adopted a revised written charter for the Committee designed to comply with requirements of the Sarbanes-Oxley Act and proposed corporate governance rules of the NYSE, and (iii) the composition of the Committee was changed so that the Committee consists of Messrs. Solari, and Howard and Ms. O'Connell, all of whom the Board has determined to be independent as defined by the NYSE. Effective October 1, 2002, the Committee is chaired by Mr. Solari.

        The Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of the Company. More specifically, the Committee administers cash-based compensation programs for all Management Committee members, which includes all of the Named Executives. The Committee consults with Watson Wyatt & Company, independent consultants, on all matters regarding executive compensation and our compensation plans.

        Our compensation programs have been aligned with the Committee's beliefs that:

  1.
  base salaries should be at or below median practices for similar jobs in the homebuilding industry;

  2.
  annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to our peers; and

  3.
  stock incentives should include executive ownership of our equity as well as ownership of stock options in order to link executives' rewards directly with stockholders' risks and opportunities.

        It is the Committee's further belief that managing a compensation program around these principles will place executives' and stockholders' interests together and enhance the financial returns to our stockholders relative to the group of comparable homebuilding companies (the "Peer Group"), consisting of Centex, D.R. Horton, Hovnanian, KB Homes, Lennar, MDC, NVR, Pulte, Ryland, and Toll Brothers. During fiscal year 2002, the Committee retained the services of Watson Wyatt, compensation consultants, to give advice on the total compensation provided to executives. Watson Wyatt has confirmed that the compensation being paid is consistent with our performance-based principles and competitive practices among the Peer Group. Each component of compensation is described more fully below.

Base Salary

        Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Beazer, based upon input from the Chief Executive Officer, Mr. McCarthy, other than for himself. It is the Committee's objective and practice to set base salaries at levels equivalent to the median (50th percentile) salary of comparable jobs in the Peer Group. Effective October 2002, the Committee approved salary increases for the Named Executives, other than the Chief Executive Officer, that ranged from 4% to 26% and averaged 15%.

Annual Incentives—The Current Value Created Incentive Plan

        We pay incentive compensation to our corporate executives and certain key employees under the Current VCIP. The awards under this Plan are made based upon Beazer and our operating divisions making operating profit in excess of our cost of capital. The amount of operating profit in excess of cost of capital is referred to as Value Created.

        Employees participating in the Current VCIP each year are paid a set percentage of Value Created and a set percentage of the increase in Value Created over the prior year, referred to as Incremental Value Created. In addition, the same percentages of Value Created and Incremental Value Created are put into a bank, which is always at risk, may be paid out over three years, and can be reduced by future negative performance. During the annual meeting, the stockholders of Beazer will be asked to approve an amendment and restatement of the Current VCIP. The full text of the Current VCIP, as amended and restated, is included as Appendix B.

        Based upon our financial performance, incentive payments under the Current VCIP in fiscal 2002 were $2,100,000 to Mr. McCarthy and an aggregate of $2,202,500 to the other four Named Executives. Such amounts include $314,969 and $318,095, respectively, which was deposited into a bookkeeping account (the "Account") as restricted stock units ("RSUs") issuable in three years, under our Amended and Restated Corporate Management Stock Purchase Program ("CMSPP"). The number of shares related to these amounts, 6,449 and 6,513, respectively, is based upon a stock price of $48.84 per share, which is a 20% discount from the actual closing stock price ($61.05 per share) at September 30, 2002.

Annual Incentives—The CMSPP

        In order to promote ownership of our stock by key executives, we maintain the CMSPP. Under this program, certain key executives may, at their option, have a portion of their bonuses deposited into the Account as RSUs to purchase shares of our common stock at a 20% discount from the closing fair market value of our common stock on the date of deposit. Such shares are issuable three years from the date of deposit into the Account, subject to vesting requirements; until issued the shares cannot be sold, assigned, pledged or encumbered.

Equity-based Incentives

        We utilize two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock ("PARS"). It is anticipated that grants of stock options will not be made more often than every year and grants of PARS will be made every three years to key executives. Interim grants are made for new executive appointments. During fiscal year 2002, an aggregate of

110,209 stock options were granted to members of our management, of which 48,147 were granted to Named Executives. During fiscal year 2002, an aggregate of 79,337 PARS were granted to members of our management, of which 46,623 were granted to Named Executives.

        Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire ten years after grant. PARS are restricted from use or sale for seven years from grant, provided, however, that if our stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant. Executives who resign from Beazer, or are terminated for cause before grants are vested, forfeit their unvested options and PARS.

        Grants of stock options and PARS are based on the Stock Option and Incentive Committee's assessment of competitive practices, past award histories and recommendations from our Non-Executive Chairman of the Board and our Chief Executive Officer. The Beazer Amended and Restated 1999 Stock Incentive Plan contains a prohibition on repricing options without stockholder approval.

Deferred Compensation Plan

        Effective January 1, 2002, we adopted the Beazer Homes USA, Inc. Deferred Compensation Plan (the "Plan") to provide eligible employees the opportunity to defer receipt of current compensation. The amount of compensation deferred by each participant in the Plan is determined based on elections by the Plan participants and paid in accordance with the terms of the Plan. For fiscal 2002, we provided matching cash contributions equal to 50% of the first 6% of compensation deferred under the Plan, reduced by the matching contributions credited to the participant under our 401(k) Savings Plan. Our matching contribution expense was $284,000 for fiscal 2002 which included discretionary lump sums in lieu of matching contributions for Mr. McCarthy, Mr. Furlow and Mr. Weiss of $150,000, $75,000 and $37,500, respectively. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code of 1986, as amended. The funds are invested in individual participant life insurance contracts. We own these contracts and are the sole beneficiary of such. Participants must elect investments for their deferrals and matching contributions from a variety of benchmark funds. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participant's account. Amounts deferred and earnings and losses thereon are 100% vested. For fiscal 2002, Company contributions and earnings and losses thereon vest on the same schedule as our 401(k) Savings Plan. Our obligations under the Plan are unsecured general obligations and rank equally with our other unsecured general creditors.

Chief Executive Officer Compensation

        In determining Mr. McCarthy's compensation the Committee considers our financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to other Chief Executive Officers in the homebuilding industry.

        Mr. McCarthy's base salary at the end of fiscal year 2002 was $700,000. Based upon a study done by Watson Wyatt, the Committee noted that Mr. McCarthy's salary was below the median salary level for Chief Executive Officers in the Peer Group based on publicly available date for the homebuilding industry. Accordingly, the Committee recommended a salary increase for Mr. McCarthy to bring his salary closer to the median. The Committee granted Mr. McCarthy a salary increase of 21% effective October 2002, raising his annual salary to $850,000.

        Under the Current VCIP, Mr. McCarthy receives 3% each of Value Created and Incremental Value Created as a bonus and has the same percentage put into his bank. This percentage would be reduced for fiscal 2003 under the Amended VCIP (see the "Amended and Restated Value Created Incentive Plan"). Based upon our financial performance in fiscal year 2002, Mr. McCarthy received $2,100,000 (of which $314,969 was deferred in Beazer stock under the CMSPP) under the Current VCIP and his ending bank balance is $12,568,580, which is always at risk, may be paid out over three years, and can be reduced by future negative performance.

Tax Deductibility of Compensation

        It is the Committee's general policy to consider whether particular payments and awards are deductible to Beazer for Federal income tax purposes, along with other factors, which may be relevant in setting executive compensation practices. The Internal Revenue Service limits the deductibility for Federal income tax purposes of executive compensation payments in excess of $1 million subject to certain exemptions and exceptions. During fiscal year 2002, no Executive Officer of Beazer received executive compensation in excess of such limitation which was not exempt.

                      Brian C. Beazer
                      Thomas B. Howard, Jr.
                      Larry T. Solari

                      The Members of the Committee

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and non-cash compensation for each of our last three fiscal years awarded to or earned by our Chief Executive Officer and four other most highly paid executive officers whose salary and bonus earned in fiscal year 2002 for services rendered to Beazer exceeded $100,000.

		Annual Compensation					Long-term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary		Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards(3)	Number of Securities Underlying Options	LTIP Payouts	All Other Compensation(4)
Ian J. McCarthy: President and Chief Executive Officer	2002 2001 2000	$ $ $	700,000 700,000 550,000	$ $ $	2,100,000 1,500,000 1,100,000	— — —	$1,960,027 — —	24,608 — 140,972	— — —	$ $ $	155,500 5,250 5,025
Michael H. Furlow: Executive Vice President and Chief Operating Officer	2002 2001 2000	$ $ $	475,000 435,000 385,000	$ $ $	1,187,500 1,087,500 770,000	— — —	$1,044,052 — —	13,108 — 58,739	— — —	$ $ $	79,750 4,525 5,025
David S. Weiss: Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	315,000 315,000 275,000	$ $ $	630,000 630,000 550,000	— — —	$588,056 — —	7,383 — 35,244	— — —	$ $ $	43,000 5,250 5,025
John Skelton: Senior Vice President of Forward Planning	2002 2001 2000	$ $ $	200,000 195,000 190,000	$ $ $	200,000 195,000 190,000	— — —	— — —	1,524 — 3,990	— — —	$ $ $	5,363 5,369 5,025
Michael T. Rand: Senior Vice President, Corporate Controller	2002 2001 2000	$ $ $	185,000 165,000 154,000	$ $ $	185,000 165,000 154,000	— — —	$121,387 — —	1,524 — 9,399	— — —	$ $ $	5,693 5,498 5,052

(1)
For Messrs. McCarthy, Furlow, Weiss, Skelton and Rand, includes $314,969, 296,850, 0, 0 and 21,245, respectively, which was deposited into the Account pursuant to the CMSPP in 2002, $449,997, 271,849, 164,968, 48,717 and 21,423, respectively, which was deposited into the Account pursuant to the CMSPP in 2001, and $330,008, 192,494, 175,010, 47,502 and 27,010, respectively, which was deposited into the Account pursuant to the CMSPP in 2000.

(2)
The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3)
Dollar value based on the closing price per share ($79.65) of Beazer's common stock on the award date. All shares of PARS will vest unconditionally seven years from the grant date, but could vest earlier if total return to stockholders of Beazer exceeds 15% per year over a rolling three year period.

(4)
Represents matching contributions by the Company under its 401(k) plan and for fiscal 2002, discretionary and matching contributions by the Company under its Deferred Compensation Plan adopted in fiscal 2002 of $150,000, $75,000, $37,500, $1,125 and $120, respectively, for Messrs. McCarthy, Furlow, Weiss, Skelton and Rand.

Stock Options

        The following tables summarize stock option grants and exercises during fiscal year 2002 to or by the Named Executives and the grant date present values of the options held by such persons at the end of fiscal year 2002.

Option Grants for Fiscal Year 2002(1)

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year 2002	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
Ian J. McCarthy	24,608	22.3%	$79.65	4/16/12	$1,000,202
Michael H. Furlow	13,108	11.9%	$79.65	4/16/12	$456,792
David S. Weiss	7,383	6.7%	$79.65	4/16/12	$300,085
John Skelton	1,524	1.4%	$79.65	4/16/12	$53,109
Michael T. Rand	1,524	1.4%	$79.65	4/16/12	$53,109

(1)
Options were granted on April 16, 2002. All options vest over a three year period and expire after ten years.

(2)
Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions for the grant: (i) expected volatility of 40.69%; (ii) risk-free rate of return of 4.98%; (iii) dividend yield of 0.0%; (iv) expected life of 7.0 years; and (v) an annual forfeiture rate of 0% for Messrs. McCarthy and Weiss and 5% for Messrs. Furlow, Skelton and Rand, respectively. No discount for nontransferability was applied.

Aggregated Option Exercises in Fiscal Year 2002 and Value at End of Fiscal Year 2002

			Number of Securities Underlying Unexercised Options Held at End of Fiscal Year 2002
					Value of Unexercised In-the-Money Options at End of Fiscal Year 2002(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ian J. McCarthy	64,700	$4,419,777	176,300	165,580	$7,311,303	$5,726,316
Michael H. Furlow	30,000	$1,928,295	—	71,847	—	$2,385,990
David S. Weiss	55,000	$3,751,523	53,000	42,627	$2,170,088	$1,431,618
John Skelton	20,000	$1,225,586	36,250	5,514	$1,536,391	$147,580
Michael T. Rand	4,750	$290,332	—	10,923	—	$381,790

(1)
Represents the difference between the closing price per share of common stock on September 30, 2002 ($61.05) as reported by the NYSE and the exercise price of the options.

Employment Agreements

        Beazer has entered into employment agreements (the "Employment Agreements") with each of the Named Executives which set forth the basic terms of employment for each Named Executive, including base salary, bonus and benefits, including benefits to which each Named Executive is entitled if his employment is terminated for various reasons. Each Employment Agreement is effective for a one-year period and will be extended in each successive year unless earlier terminated by Beazer or the Named Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

        Generally, if the Named Executive's employment is terminated by Beazer for "cause" (as defined in the Employment Agreements) or as a result of the Named Executive's incapacity or death, the Named Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Named Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for "cause"), which will be prorated to the date of termination.

        In the event the Named Executive's employment is terminated for any other reason (including without cause), and by reason of retirement, the Named Executive will be entitled to receive an amount equal to his base salary for the remainder of the term of his Employment Agreement then in effect, bonus amounts to which the Named Executive would have been entitled under his Employment Agreement for the remainder of the term of his Employment Agreement (subject to the prior approval of the Compensation Committee of the Board of Directors), and all other amounts to which the Named Executive may be entitled under his Employment Agreement to the effective date of termination.

Supplemental Employment Agreements

        Each of the Named Executives has entered into a supplemental employment agreement (or has had equivalent terms incorporated into his Employment Agreement) (the "Supplemental Employment Agreement") which supersedes the terms and provisions of such Named Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement). The Supplemental Employment Agreements automatically renew every year for a successive two-year period.

        Pursuant to the Supplemental Employment Agreements, Beazer will continue to employ the Named Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Named Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Named Executive shall be awarded an annual bonus at least equal to the highest bonus for the last three years ("Annual Bonus").

        If the Named Executive's employment is terminated by Beazer for cause, the Named Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the Named Executive may be entitled under his Supplemental Agreement.

        If the Named Executive's employment is terminated by Beazer as a result of the Named Executive's death or disability, or by the Named Executive for a reason other than a Good Reason (as defined in the Supplemental Employment Agreements), the Named Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Named Executive may be entitled under his Supplemental Employment Agreement.

        If the Named Executive's employment is terminated by Beazer for any reason other than for cause or as a result of the Named Executive's death or disability, or by the Named Executive for Good Reason, the Named Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Annual Bonus; (iii) certain excess pension benefits; and (iv) all other amounts to which the Named Executive may be entitled under his Supplemental Employment Agreement. In addition, Beazer must provide the Named Executive and his family certain benefits for a three-year period following the effective date of termination.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle on October 1, 1997 and the reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA INC, THE S & P 500 INDEX, AND THE S & P HOMEBUILDING INDEX

  *
  $100 invested on 9/30/97 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return
	9/97	9/98	9/99	9/00	9/01	9/02
BEAZER HOMES USA, INC.	100.00	104.76	94.29	138.41	246.86	310.10
S & P 500	100.00	109.05	139.37	157.88	115.85	94.88
S & P HOMEBUILDING	100.00	112.05	94.08	118.46	120.55	175.80

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any proposal by a stockholder to be presented at the 2004 annual meeting of stockholders must be received at our principal executive offices, 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342, by not later than August 25, 2003. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. Proxies may confer discretionary authority to vote on any matter for which Beazer receives notice after November 8, 2003, without the matter being described in the proxy statement for the 2004 annual meeting.

                      By Order of the Board of Directors,

                      Brian C. Beazer
                       Non-Executive Chairman of the Board

Dated: December 20, 2002

APPENDIX A

BEAZER HOMES USA, INC.
AUDIT COMMITTEE CHARTER

        This charter ("Charter") of the Audit Committee (the "Committee") was adopted by the Board of Directors (the "Board") of Beazer Homes USA, Inc. (the "Company") on November 5, 2002.

I.    PURPOSE OF THE COMMITTEE

        The purpose of the Committee is to assist the Board in overseeing:

  A.
  the integrity of the Company's financial statements as well as systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

  B.
  the Company's compliance with legal and regulatory requirements;

  C.
  the qualifications and independence of the Company's independent auditors;

  D.
  the Company's financial risk; and

  E.
  the performance of the Company's internal audit function and independent auditors.

II.    RESPONSIBILITIES

        The Committee is to perform activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission (the "SEC") and any stock exchange or market on which the Company's securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Company's Bylaws and governing laws, as the Committee or the Board deem necessary or appropriate. Without limiting the foregoing, the Committee's responsibilities are to:

  A.    Integrity of Financial Statements

    1.
    discuss the Company's annual and quarterly financial statements with management and the independent auditors, including disclosures under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    2.
    discuss with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

    3.
    report at least quarterly to the full Board regarding any issues that arise relating to, among other things, financial reporting and compliance and auditor independence;

    4.
    review any internal audit reports;

    5.
    review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, the effect of regulatory and accounting initiatives and off-balance sheet transactions on the financial statements and analyses prepared by management and/or the independent auditors on significant financial reporting issues and judgments; and

    6.
    establish procedures to receive and address complaints regarding accounting, internal control or auditing issues and employees' anonymous concerns regarding accounting or auditing matters.

  B.    Compliance with Legal and Regulatory Requirements

    1.
    if appropriate or necessary, in the Committee's sole discretion, obtain advice from outside legal counsel or accounting or other advisors;

    2.
    prepare the audit committee report required by the SEC to be included in the Company's annual meeting proxy statement; and

    3.
    review and update the Committee's Charter as needed.

  C.    Qualifications and Independence of Auditors

    1.
    retain and terminate, in the Committee's sole discretion, the Company's independent auditors;

    2.
    review the lead audit partner and determine whether periodic rotation of the auditing firm is appropriate;

    3.
    approve, in the Committee's sole discretion, all audit engagement fees and terms as well as all non-audit engagements, including tax compliance and planning, with the independent auditors;

    4.
    obtain an annual report from the Company's independent auditors describing (a) the auditor's quality-control procedures and any material issues raised by its most recent internal quality-control review, or peer review, (b) governmental or professional investigations during the last five years with respect to other audits carried out by the firm and (c) all relationships between the auditors and the Company; and

    5.
    establish hiring policies for employees or former employees of the independent auditors.

  D.    Financial Risk

    1.
    inquire of management, the Vice President, Internal Audit, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize or control the Company's exposure to such risk; and

    2.
    discuss policies on risk assessment and risk management, the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures.

  E.    Performance of Internal Audit Function and Independent Auditors

    1.
    review the appointment, replacement, reassignment, or dismissal of the Vice President, Internal Audit;

    2.
    hold separate meetings at least quarterly with management and the Company's internal and independent auditors to discuss the adequacy, effectiveness and efficiency of management processes, internal financial systems and operating controls including computerized information system controls and security and any related significant findings and recommendations of the independent auditors and internal auditors together with management's responses thereto;

    3.
    submit to an annual performance evaluation of the Committee by the Nominating/Corporate Governance Committee;

    4.
    consider, in consultation with the independent auditors and the Vice President, Internal Audit, the audit scope and plan of the internal auditors and the independent auditors to assure completeness of coverage and the effective use of audit resources;

    5.
    review annually the continuing professional education for the year of the internal audit staff members; and

    6.
    review with the independent auditors any audit problems or difficulties and management's response, including restrictions on the scope of the independent auditor's activities or access to information and any accounting adjustments that were noted or proposed by the independent auditors but were not made.

III.  MEMBERSHIP

  A.
  Qualifications for Membership.    The Audit Committee is a committee of the Board and shall consist of no fewer than three directors.

  1.
  All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member shall constitute a financial expert as required by the Sarbanes-Oxley Act of 2002, and as further defined by the SEC.

  2.
  The Committee shall be made up entirely of outside directors who are independent of management, as defined by the relevant SEC and New York Stock Exchange ("NYSE") rules.

  3.
  The members of the Audit Committee and the Chair of the Committee shall be elected by the Board at the annual organizational meeting of the Board following the annual meeting of shareholders and shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal.

  4.
  If the Board fails to designate a Chair, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

  5.
  The Chair shall have accounting or related financial management expertise as defined or required by the relevant rules promulgated by the SEC, NYSE or any other applicable regulatory body.

  6.
  No director who holds, directly or indirectly, more than 20% of the Company's outstanding common stock may serve on the Committee.

  7.
  No director who serves on the audit committee of three or more companies whose stock is publicly traded may serve on the Committee.

  B.
  Removal.    An Audit Committee member shall be automatically removed with no further action of the Board of Directors if the member ceases to be a director of the Company or is found by the Board to no longer be an "independent director" as such term is defined under the listing standards of the NYSE, as amended from time to time. Committee members may otherwise be removed or replaced by vote of the Board of Directors upon the recommendation of the Nominating/Corporate Governance Committee.

  C.
  Restrictions on Compensation.    The only compensation to Committee members for their service will be normal and customary director's fees, including fees generally provided for committee service, determined by the Board; however, a member may continue to receive a pension or other form of deferred compensation for past service to the Company, if applicable.

IV.  ORIENTATION AND CONTINUING EDUCATION

  A.
  Initial Orientation.    Upon a member's initial appointment to the Committee, the member will be provided with an orientation manual containing this Charter, the most recent engagement letter with the Company's independent public accountants, the most recent annual and periodic reports filed by the Company with the SEC, the most recent unaudited financial statements of the Company and any other materials which the Company's financial management deems appropriate in order to enable the member to carry out his or her duties and responsibilities on the Committee. In addition, the Company will provide an orientation session appropriate to educate the member about the financial management and internal financial controls of the Company, the extent of the Company's relationship with its independent public accountants, and the financial condition and operations of the Company.

  B.
  Continuing Education.    The Committee Members shall comply with such continuing education requirements as may be established by the Board and such requirements as may be necessary or appropriate to comply with applicable laws or regulations or rules promulgated from time to time by the SEC, NYSE or other regulatory body.

V.    AUTHORITY

        The Committee's direct reporting relationship is to the Board. The Committee is authorized to have full and unrestricted access to all personnel, records, operations, properties, and other informational sources of the Company as required to properly discharge its responsibilities. Further, the Committee is granted the authority to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain, in its sole discretion and at the Company's expense, independent counsel, accountants, or others to assist it in the discharge of its responsibilities.

VI.  MEETINGS

  A.
  Quorum and Voting.    Except as otherwise provided by this Charter or by applicable laws or regulations, as amended from time to time: (1) a majority of the members of the Committee entitled to vote, either present in person or by means of remote communication, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Committee, and (2) all actions of the Committee shall be by affirmative vote of a majority of those members so determined to be present or represented by proxy. Actions of the Committee may be taken by voice vote and a record thereof included in the minutes of the meeting, or may be taken by written resolution or consent signed by the members voting for the action. Any such written resolution or consent may be executed in counterparts.

  B.
  Delegation Permitted.    The Committee shall have full authority to delegate any of its duties under this Charter to any subcommittee formed by the Board or the Committee or to the Chair of the Committee.

  C.
  Regular Meetings.    The Committee shall meet for regular standing meetings four times per year, and at other times as required.

  D.
  Agenda.    The Committee Chair will establish an agenda for each meeting after consultation with management.

  E.
  Designation of Secretary.    The Committee may designate a non-voting Secretary or Acting Secretary for the Committee, who shall assist in the administration of meetings and prepare the minutes of such meetings, as requested by the Committee.

  F.
  Minutes.    The minutes of all Committee meetings will be prepared and distributed to all Committee members and approved at subsequent meetings. Final minutes of all Committee meetings shall be sent to the Secretary of the Company for distribution to the full Board and placed in the records of the Company.

APPENDIX B

Beazer Homes USA, Inc.
Amended and Restated Value Created Incentive Plan (the "Plan")

Definitions

        EBIT—Earnings Before Interest and Taxes.

        Value Created ("VC")—EBIT less a Capital Charge equal to Beazer Homes USA, Inc.'s ("Beazer") cost of capital times total capital employed. Total capital employed is determined monthly at the beginning of the month. Beazer's cost of capital currently used in the Plan is 14%. Beazer's cost of capital for purposes of this Plan shall be determined from time to time by the Compensation Committee of the Board of Directors in connection with its review of the Plan pursuant to Section 11 hereof.

        Incremental Value Created ("IVC")—Increase or decrease in Value Created compared to the prior year.

        Capital Employed—Total Assets less Total Liabilities (other than debt). Also equal to total debt plus total equity. Represents total investment in the business.

Plan Rules

1.
Initial Bank
Each participant may have a bank set up when they enter the Plan. The maximum initial amount in the bank is half of his/her salary. The initial amount in the Bank under this Plan for participants who participated in the Plan prior to its amendment and restatement is their former bank balance adjusted pursuant to 6 below.

2.
Annual Awards of Percentages of Value Created and Incremental Value Created
Each year the participant will be paid a set percentage of VC (if positive) and a set percentage of IVC (if positive). The percentage used of VC will vary based upon the level of VC and will decrease as VC increases. The percentage of IVC is fixed regardless of the level of VC or IVC. Exact percentages are determined by the participant's position, see schedule attached.

3.
Same Percentages of VC and IVC Put in Bank
Each year, the same percentage of VC and the same percentage of IVC used in 2 above, are also put into a bank. Unlike the annual payment, however, both positive and negative numbers are put in to the bank. The bank balance can become negative. The bank is subject to a maximum limit (see 6 below).

4.
One-Third of Bank Paid Out Each Year
Each year, after adding or subtracting the current year's amounts to the bank, one-third of the bank is paid out.

5.
Maximum Cash Payment Under Plan Is Set Multiple of Salary; Excess in Bank
Subject to 10 below, the maximum annual cash payment is determined as a set multiple of the participant's annual salary for that year. The multiple increases as VC increases. Any excess over the maximum amount remains in the bank, subject to the limit described in 6 below.

6.
Bank Has Maximum Limit, Excess Paid in Restricted Stock and/or Deferred Compensation
The maximum balance of the bank, after current year additions and payments, is equal to one time that year's maximum cash payment. Twenty-five percent (25%) of any amount over this limit will be awarded in a combination of restricted stock and/or deferred compensation (see 13 below). The remaining 75% of that excess is forfeited. Any restricted stock and/or deferred compensation will vest after three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death or termination for any reason, before vesting.

7.
10% of Bank Paid in Deferred Compensation
At the end of each year, 10% of the ending bank, after current year adjustments, cash payments and any reduction for excess over maximum limit, will be awarded as deferred compensation. Such deferred compensation will vest three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death or termination for any reason, before vesting.

8.
Bank Is Carried Forward And Is Lost Upon Severance
The bank balance, positive or negative, is carried forward to the next year. Any positive balance in the bank is at risk and may be reduced or eliminated by performance in subsequent years. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason. The bank is not deferred compensation. It represents future bonus potential based upon a combination of both past and future performance.

9.
Customer Survey Incentive Plan Adjustment
The annual cash payment is subject to a +/- 10% adjustment based on customer satisfaction survey results, as described in the Customer Survey Incentive Plan ("CSIP").

10.
Election to Defer Portion of Annual Cash Payment
Participants can elect to defer a portion of the cash bonus under the Corporate Management Stock Purchase Program ("CMSPP") and/or the Deferred Compensation Plan. Details of the CMSPP and the DCP are available separately from Beazer's Corporate Human Resources Department.

11.
Annual Total Award Limit
The maximum total amount of cash, restricted stock (valued at the current stock price) and deferred compensation paid and/or awarded to any participant in any one year is $5,000,000 excluding the CSIP adjustment and $5,500,000 including the CSIP adjustment.

12.
Payments At Discretion of Compensation Committee; Review and Amendment
Payments under this plan are made subject to the sole discretion of the Compensation Committee of the Board of Directors. Annually, the Compensation Committee will review and confirm the calculations of payments and awards to be made and document such review in writing prior to such payments and awards being made. The Compensation Committee intends to review the Value Created Incentive Plan for potential changes at least every three years and reserves the right to amend it for any fiscal year prior to the commencement of such fiscal year, subject to stockholder approval if required by law, the rules of the NYSE or in order to continue to qualify payments hereunder as "performance-based compensation" under Internal Revenue Code Section 162(m) as described in 13 below.

13.
Restricted Stock And Deferred Compensation
Restricted stock awarded under this Plan is awarded based upon the closing stock price as of the date of such award. The combination of restricted stock and deferred compensation to be awarded under 6 above will be determined by the Compensation Committee based upon an aggregate

B-2

  limitation of 40,000 shares of restricted stock in any one year, except for conversion of excess banks from prior plan at inception of this Plan. Restricted stock and deferred compensation awarded under this Plan are subject to the terms of any Beazer plan under which such restricted stock is issued or deferred compensation is awarded above, such reduction will be made pro rata among those participants receiving restricted stock.

14.
Status of Value Created Incentive Plan, Eligibility and Tax Deductibility
This Amended and Restated Value Created Incentive Plan is effective October 1, 2002, subject to stockholder approval at Beazer's annual meeting in February 2003. Subject to that approval, the prior Value Created Incentive Plan is terminated. Eligibility in the Amended and Restated Value Created Incentive Plan will be limited to Regional and Divisional Presidents and CFOs and Corporate employees at or above the level of Senior Vice President. Other employees may be compensated based on variations of the Amended and Restated Value Created Incentive Plan, however such variations will not be considered to be part of this Plan. Cash, restricted stock and deferred compensation payments made under this Amended and Restated Value Created Incentive Plan are intended to qualify as "performance-based compensation" under Internal Revenue Code Section 162(m).

B-3

Please date, sign and mail your
proxy card back as soon as possible.

Annual Meeting of Shareholders
BEAZER HOMES USA, INC.

February 11, 2003

V Please Detach and Mail in the Envelope Provided V

A	☒	Please mark your votes as in this example.

			FOR	WITHHOLD AUTHORITY	Nominees:			FOR	AGAINST	ABSTAIN
	1.	Election of Directors:	☐	☐	Laurent Alpert Brian C. Beazer Ian J. McCarthy David E. Mundell Maureen E. O'Connell	2.	Proposal to amend the Amended and Restated Value Created Incentive Plan.	☐	☐	☐
					Larry T. Solari David S. Weiss Stephen P. Zelnak, Jr.	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
	For, except vote withheld from the following nominee(s):					This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.
						PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.
SIGNATURE(S):	DATE	SIGNATURE(S)	DATE:
NOTE:
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer separately stating full name and title. If a partnership, please sign in partnership name by authorized person.

P R O X Y

BEAZER HOMES USA, INC.

5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342

This Proxy is Solicited on behalf of the Board of Directors.

        The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 20, 2002, hereby appoints Ian J. McCarthy and David S. Weiss (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.01, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Beazer Homes USA, Inc. to be held at 2:00 p.m. on Tuesday, February 11, 2003 at the Company's offices at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342 and at any adjournment or adjournments thereof.

(Continued and to be signed and dated on reverse side.)	SEE REVERSE SIDE

QuickLinks

Beazer Homes USA, Inc. 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342 *** NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BEAZER HOMES USA, INC. 5775 Peachtree Dunwoody Road Suite B-200 Atlanta, Georgia 30342
MATTERS TO BE CONSIDERED
COMMITTEE MEMBERSHIP Fiscal Year 2002
COMMITTEE MEMBERSHIP Fiscal Year 2003 (Effective 10/1/02)
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FIRM FEES
INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPARATIVE STOCK PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG BEAZER HOMES USA INC, THE S & P 500 INDEX, AND THE S & P HOMEBUILDING INDEX
PROPOSALS FOR THE NEXT ANNUAL MEETING
BEAZER HOMES USA, INC. AUDIT COMMITTEE CHARTER
Beazer Homes USA, Inc. Amended and Restated Value Created Incentive Plan (the "Plan")
Definitions
Plan Rules